FIRST TRUST ENHANCED EQUITY
                                   INCOME FUND

                                    NYSE: FFA

FREQUENTLY ASKED QUESTIONS, NOVEMBER 2007

CHARTWELL INVESTMENT PARTNERS, LLC
SUB-ADVISER TO THE FUND

Q. WHO IS CHARTWELL INVESTMENT PARTNERS?

Chartwell Investment Partners L.P. ("Chartwell"), sub-adviser to First Trust Enhanced Equity Income Fund (formerly known as First Trust/Fiduciary Asset Management Covered Call Fund) ("FFA"), is located at 1235 Westlakes Drive, Berwyn, Pennsylvania 19312 and is an SEC registered investment adviser. Founded in 1997, Chartwell is a primarily employee-owned investment firm focusing on institutional, sub-advisory, and private client relationships. The firm is a research-based equity and fixed-income manager with a disciplined, team-oriented investment process. As of September 30, 2007, Chartwell had more than 50 employees and approximately $6.169 billion in assets under management. Chartwell currently serves as investment adviser or sub-adviser to six registered investment companies.

Q. WHO ARE THE INDIVIDUALS THAT WILL BE DIRECTLY RESPONSIBLE FOR THE DAY TO DAY MANAGEMENT OF THE FUND'S PORTFOLIO?

BERNARD P. SCHAFFER
Managing Partner, Senior Portfolio Manager
Prior to joining Chartwell, Mr. Schaffer was employed as a Senior Portfolio Manager at Delaware Investment Advisers ("Delaware") from 1990 to 1997, managing approximately $1.0 billion in assets for institutional accounts in the value style. Prior to joining Delaware, he was a Senior Vice President at Prudential Securities. Mr. Schaffer earned a Bachelor's degree in Economics from Villanova University and an MBA from the University of Pennsylvania's Wharton School.

KEVIN A. MELICH, CFA
Managing Partner, Senior Portfolio Manager
Prior to joining Chartwell, Mr. Melich was employed as a Senior Portfolio Manager at Delaware from 1983 to 1997 where he managed over $1.6 billion in assets for institutional accounts in the value style. From 1979 to 1983, Mr. Melich was a partner with the economics consulting firm, A.B. Laffer Associates. From 1964 to 1979, he was the Senior Investment Officer and Manager of the Trust and Investment Division of Security Trust Company. He holds the Chartered Financial Analyst designation, and in addition to being a member of the CFA Institute, Mr. Melich is a member of the CFA Society of Philadelphia. Mr. Melich earned a Bachelor of Science degree in economics from St. John Fisher College.

DOUGLAS W. KUGLER, CFA
Principal, Portfolio Manager
Prior to joining Chartwell in 2003, and beginning in 1993, Mr. Kugler held several positions at Morgan Stanley Investment Management (Miller Anderson & Sherrerd) including Head of Mutual Fund Administration and Vice President and Treasurer of the MAS Funds, Junior Associate in the Equity Department, and, his last position held prior to joining Chartwell, Senior Associate and Analyst for the Large Cap Value team. Prior to joining Morgan Stanley, Mr. Kugler was an Assistant Vice President and Senior Accounting Officer at Provident Financial Processing Corporation. Mr. Kugler earned a Bachelor's degree in Accounting from


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the University of Delaware. He holds the Chartered Financial Analyst designation and is a member of the CFA Institute and the CFA Society of Philadelphia.

TIMOTHY J. RIDDLE, CFA
Managing Partner, Chief Executive Officer
Prior to joining Chartwell, and from 1986 to 1997, Mr. Riddle served as Senior Vice President of Delaware, where he directed the institutional client service effort. From 1978 to 1986, Mr. Riddle was employed with Father Flanagan's Boys' Home, where he served as Director of Investments. Mr. Riddle earned a Bachelor's degree in Business Administration as well as an MBA from Creighton University. He holds the Chartered Financial Analyst designation and is a member of the CFA Society of Philadelphia and the CFA Institute.

G. GREGORY HAGAR
Managing Partner, Chief Financial Officer & Chief Compliance Officer
Prior to joining Chartwell, Mr. Hagar was the National Accounting and Systems Advisor for Commonwealth Land Title Insurance Company from 1996 to 1997. He was also the Supervisor of Financial Services from 1992 to 1996 for Hemming Morse CPAs and Consultants. Mr. Hagar began his career with Northwest Administrators. Mr. Hagar earned a Bachelor of Science degree in Business Administration from Bucknell University.

Q. WHAT IS THE INVESTMENT PHILOSOPHY CHARTWELL UTILIZES IN SEEKING TO ACHIEVE THE INVESTMENT OBJECTIVES OF THE FUND?

Chartwell's investment philosophy is centered on dividends as a key component of total return and a generally proven route to strong risk-adjusted performance in the U.S. equity markets. Chartwell employs fundamental, research intensive, bottom-up analysis in its quest to build well-diversified portfolios from within the highest two quintiles of dividend-yielding equity securities. By coupling this approach with an out-of-the-money option overwrite strategy, Chartwell attempts to deliver an above-average income stream while seeking the opportunity for capital appreciation.

Q. WHAT IS THE INVESTMENT PROCESS CHARTWELL UTILIZES IN SELECTING EQUITY SECURITIES FOR THE FUND'S PORTFOLIO?

Chartwell's investment process employs both quantitative and qualitative screens to narrow the investment universe. Chartwell's investment universe consists of approximately 1,800 U.S. listed, dividend-yielding equity securities with market capitalizations in excess of $500 million. Chartwell narrows this universe to approximately 750 stocks by focusing on the top two quintiles (40%) of stocks as ranked by dividend-yield. Sector-specific screens are then used to identify potentially undervalued stocks, which reduces the pool to 150-250 stocks. Chartwell then employs fundamental, research intensive, bottom-up analysis to build a portfolio of 60-80 stocks. The firm focuses on companies that exhibit flat-to-rising earnings per share, improving return on investment, and a history of dividend growth. Chartwell employs risk management controls, including rigid restrictions on issuer and industry weightings, and security trading liquidity. Chartwell's sell discipline is both quantitative and qualitative, and is generally governed by certain triggers, including dividend-yield that has fallen below the top two quintiles of yield of stock as ranked by yield; valuation that is deemed excessive in light of company fundamentals; dividend payment that is deemed to be at risk; company, industry, or sector fundamentals that are deemed to be deteriorating; and/or alternative investments that Chartwell believes offer better risk-return tradeoff.

Q. HOW WILL THE MANAGEMENT OF THE FUND BE DIFFERENT ONCE THE FUND IS NO LONGER REQUIRED TO WRITE (SELL) COVERED CALL OPTIONS ON AT LEAST 80% OF THE FUND'S MANAGED ASSETS?

The investment objective of the Fund is to provide a high level of current income and gains and, to a lesser extent, capital appreciation. The Fund will continue to seek to achieve this objective by investing in a diversified portfolio of equity securities and writing (selling) call options as determined


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to be appropriate and consistent with the Fund's investment objective. However, effective on or about November 19, 2007, the Fund will no longer be required to write or sell call options on at least 80% of the Fund's managed assets. Chartwell will generally invest in higher dividend-yielding equity securities, which Chartwell believes will reduce the amount of income necessary from the covered call writing strategy. In addition, Chartwell intends to write (sell) index call options in certain cases as an alternative to writing calls on individual equity securities.

THE BOARD OF TRUSTEES OF FFA HAS CALLED A SPECIAL MEETING OF SHAREHOLDERS ("MEETING") TO BE HELD ON JANUARY 8, 2008. AT THE MEETING, SHAREHOLDERS WILL BE ASKED TO APPROVE TWO PROPOSALS: (1) A NEW INVESTMENT SUB-ADVISORY AGREEMENT AMONG THE FUND, FIRST TRUST ADVISORS L.P., AS INVESTMENT ADVISER, AND CHARTWELL INVESTMENT PARTNERS, L.P., AS INVESTMENT SUB ADVISER; AND (2) A CHANGE IN THE FUND'S CONCENTRATION POLICY FROM ONE THAT PROHIBITS IT FROM INVESTING 25% OR MORE OF ITS TOTAL ASSETS IN SECURITIES OF ISSUERS IN ANY SINGLE INDUSTRY OR SECTOR OF THE ECONOMY TO ONE THAT PROHIBITS IT FROM INVESTING 25% OR MORE OF ITS TOTAL ASSETS IN SECURITIES OF ISSUERS IN ANY SINGLE INDUSTRY. A PROXY STATEMENT THAT CONTAINS IMPORTANT INFORMATION REGARDING THE PROPOSALS HAS BEEN FURNISHED TO SHAREHOLDERS. SHAREHOLDERS SHOULD READ THE PROXY STATEMENT. SHAREHOLDERS WILL BE ABLE TO OBTAIN THE PROXY STATEMENT AND OTHER INFORMATION REGARDING THE FUND, FREE OF CHARGE, DIRECTLY FROM THE WEBSITE OF THE SECURITIES AND EXCHANGE COMMISSION AT HTTP://WWW.SEC.GOV. THE PROXY STATEMENT WILL ALSO BE
AVAILABLE, FREE OF CHARGE, FROM THE FUND'S WEBSITE AT WWW.FTPORTFOLIOS.COM OR BY CALLING (800) 988-5891. A DESCRIPTION OF THE TRUSTEES' INTERESTS IN THE FUND CAN BE VIEWED ON THE FUND'S WEBSITE AT WWW.FTPORTFOLIOS.COM.

PRINCIPAL RISK FACTORS: NO OPERATING HISTORY, INVESTMENT AND MARKET RISK, MANAGEMENT RISK, COMMON STOCK RISK, OPTION RISK, INVESTMENT COMPANIES RISK, INDUSTRY AND SECTOR RISK, INVESTMENT COMPANIES RISK, INDUSTRY AND SECTOR RISK, INCOME RISK, PORTFOLIO TURNOVER RISK, NON-U.S. EQUITY SECURITIES, ILLIQUID SECURITIES RISK, TAX RISK, DERIVATIVES RISK, INTEREST RATE RISK, MARKET DISRUPTION RISK, INFLATION RISK, CERTAIN AFFILIATIONS RISK, ANTI-TAKEOVER PROVISIONS RISK, AND MARKET DISCOUNT FROM NET ASSET VALUE RISK.